HOME EQUITY ASSET TRUST 2007-3

DERIVED INFORMATION [4/13/07]

[$524,425,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$524,425,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2007-3

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2007-3 Credit Suisse Securities (USA) LLC

Disclaimer
All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 4/01/07 cutoff date. The final numbers will be found in the prospectus supplement. The Original
Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined
Loan-to-Value (CLTV) ratio in the case of second liens.
Portfolio Summary
Total Number of Loans: 200
Total Outstanding Loan Balance ($): 34,541,077 Total Expected Collateral Balance ($): 550,000,100
Total Expected Collateral Balance - Selection ($): 33,777,986 Average Loan Current Balance ($): 172,705 :
Weighted Average Original LTV (%o) *: 81.7 Weighted Average Coupon (%): 7.72
Arm Weighted Average Coupon (%): 7.47 Fixed Weighted Average Coupon (%): 9.33 Weighted Average Margin (%): 6:55 Weighted Average RICO (Non-Zero):. 636
Weighted Average Age (Months): 3 : % First Liens: 92.8
% Second Liens: 7.2
% Arms: 86.5
% Fixed: 13.5
% Interest Only: 21.9
% of Loans with Mortgage Insurance: 0.0

Current Rate (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA. OLTV* %	NZWA FICO
6.01 - 6.50	10	2,681,067	7.8	6.35	78.7	667
6.51 - 7.00	31	7,069,627	20.5	6.77	79.9	650
7.01 - 7.50	51	11,669,719	33.8	7.32	78.2	640
7.51 - 8.00	23	4,245,955	12.3	7.80	82.0	625
8.01 - 8.50	17	2,919,987	8.5	832	78.3	608
8.51 - 9.00	12	1,618,285	4.7	8.77	88.6	598
9.01 - 9.50	12	1,792,586	5.2	9.30	91.6	619
9.51 - 10.00	9	647,420	1.9	9.87	90.7	622
10.01 - 10.50	9	451,451	1.3	10.47	99.3	661
10.51 - 11.00	4	251,900	0.7	10.69	100.0	674
11.01 - 11.50	5	283,868	0.8	11.40	100.0	655
11.51 -12.00	9	506,807	1.5	11.95	100.0	618
12.01 >=	8	402,406	1.2	12.45	99.7	614
Total:	200	34,541,077	100.0	7.72	81.7	636
Max: 12.74
Min: 6.13
Wgt Avg: 7.72

FICO	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA HCO
501- 525	3	310,109	0.9	8.99	71.9	513
526 - 550	1	80,843	0.2	9.63	90.0	545
551 - 575	13	2,044,533	5.9	8.08	78.3	567
576 - 600	26	5,728,719	16.6	7.90	80.9	589
601 - 625	40	5,452,293	15.8	8.49	85.3	611
626 - 650	45	7,558,092	21.9	7.29	80.7	636
651 - 675	44	8,058,884	23.3	7.55	82.9	664
676 - 700	14	2,976,711	8.6	7.41	77.2	689
701 - 725	7	1,135,865	3.3	7.65	82.1	716
726 - 750	5	814,424	2.4	6.83	82.5	746
751 - 775	2	380,603	1.1	7.53	91.4	754
Total:	200	34,541,077	100.0	7.72	81.7	636
Max: 758
Min: 503
Wgt Avg: 636

Scheduled Balance	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
<=50,000	26	897,028	2.6	10.95	99.7	652
50,001 - 100,000	31	2,297,214	6.7	9.71	86.5	626
100,001 - 150,000	45	5,495,736	15.9	7.94	80.6	632
150,001 - 200,000	31	5,462,470	15.8	7.37	82.4	635
200,001- 250,000	26	5,887,415	17.0	7.61	80.0	612
250,001- 300,000	13	3,486,115	10.1	7.50	79.6	630
300,001 - 350,000	9	2,874,478	8.3	7.72	83.21	644
350,001 - 400,000	10	3,804,708	11.0	7.38	82.5	652
400,001 - 450,000	5	2,157,203	6.2	6.62	76.1	666
450,001 - 500,000	3	1,446,711	4.2	7.21	80.0	642
700,001 - 750,000	1	732,000	2.1	6.63	80.0	698
Totals	200	34,541,077	100.0	7.72	81.7	636
Max: 732,000.00
Min: 20,783.38
Avg: 172,705.39

Original LTV (%)*	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
<= 50.0	3	566,753	1.6	741	40.2	602
50.1 - 55.0	2	219,686	0.6	7.72	53.7	603
55.1 - 60.0	5	849,988	2.5	7.38	56.5	666
60.1 - 65.0	2	159,058	0.5	7.36	64.2	631
65.1 - 70.0	9	1,895,109	5.5	7.48	68.2	602
70.1 - 75.0	8	1,875,659	5.4	7.58	74.5	627
75.1 - 80.0	74	15,785,052	45.7	7.15	79.9	649
80.1 - 85.0	18	3,750,279	10.9	7.45	84.2	618
85.1 - 90.0	26	5,276,441	15.3	8.24	90.0	618
90.1 - 95.0	7	1,556,400	4.5	8.08	94.8	635
95.1 - 100.0	46	2,606,654	7.5	10.82	100.0	652
Total:	200	34,541,077	100.0	7.72	81.7	636
Max: 100.0
Min: 27.7
WgtAvg: 81.7

Prepay Penalty in Years	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
0.00	46	5,477,427	15.9	8.45	83.7	629
1.00	12	1,952,245	5.7	8.19	85.3	642
2.00	125	23,909,919	69.2	7.58	81.6	636
3.00	17	3,201,486	9.3	7.30	76.4	648
Total:	200	34,541,077	100.0	7.72	81.7	636

Documentation Type	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Full	135	21,233,631	61.5	7.68	83.0	627
Reduced	40	7,246,331	21.0	7.59	80.7	657
Stated Income / Stated Assets	25	6,061,115	17.5	8.05	78.1	642
Total:	200	34,541,077	100.0	7.72	81.7	636

Occupancy Status	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Primary	184	31,771,180	92.0	7.67	81.7	635
Second Home	1	144,370	0.4	7.88	85.0	681
Investor	15	2,625,527	7.6	8.40	80.6	647
Total:	200	34,541,077	100.0	7.72	81.7	636

State	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV*	NZWA FICO
California	39	11,108,053	32.2	7.40	80.0	642
Oregon	43	6,012,812	17.4	7.83	82.9	632
Florida	26	4,014,997	11.6	7.88	82.1	629
Washington	22	3,890,566	11.3	7.31	79.4	635
Arizona	14	2,362,411	6.8	7.68	81.9	646
Georgia	10	1,581,022	4.6	818	83.4	622
Utah	9	1,123,646	3.3	8.23	89.6	651
Idaho	9	888,612	2.6	7.71	78.9	622
South Carolina	7	811,996	2.4	8.68	81.1	593
Nevada	3	759,425	2.2	8.52	91.7	682
New Mexico	4	705,141	2.0	8.40	78.2	623
Colorado	4	479,025	1.4	8.24	80.2	634
North Carolina	6	383,099	1.1	8.48	81.9	640
Indiana	3	352,435	1.0	8.44	93.2	609
Louisiana	1	67,837	0.2	8.88	85.0	670
Total:	200	34,541,077	100.0	7.72	81.7	636

Purpose	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %,	NZWA FICO
Purchase	108	15,447,886	44.7	7.37	83.4	647
Refinance- Rate Term	8	1,670,228	4.8	7.68	78.0	660
Refinance - Cashout	84	17,422,963	50.4	7.67	80.5	624
Total:	200	34,541,077	100.0	7.72	81.7	636

Product	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Arm 2/28	76	15,075,635	43.6	7.41	80.2	642
Arm 2/28 -Balloon 40/30	51	10,803,359	31.3	7.68	82.1	625
Arm 2/28 - Balloon 50/30	6	1,839,077	5.3	6.97	78.5	618
Arm 3/27	3	883,799	2.6	7.24	88.0	637
Arm 3/27-Balloon 40/30	1	142,789	0.4	7.63	80.0	655
Arm 5/25	4	861,320	2,5	7.37	69.6	664
Arm 6 Month	1	278,076	0.8	7.50	80.0	663
Fixed Balloon 30/15	45	2,449,078	7.1	11.00	99.6	656
Fixed Balloon 40/30	2	542,387	1.6	7.08	74.3	691
Fixed Rate	11	1,665,559	4.8	7.60	75.4	607
Total:	200	34,541,077	100.0	7.71	81.7	636

Property Type	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Single Family Residence	149	24,524,323	71.0	7.67	81.6	634
PUD	37	6,569,998	19.0	7.84	82.7	642
Condo	7	1,385,786	4.0	7.94	84.9	648
2 Family	5	1,321,852	3.8	7.88	80.2	610
3-4 Family	2	739,117	2.1	7.77	72.6	692
Total:	200	34,541,077	100.0	7.72	81.7	636

Margin (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
5.51 - 6.00	10	2,681,067	9.0	6.35	78.7	667
6.01 - 6.50	30	6,805,505	22.8	6.86	79.9	648
6.51 - 7.00	102	20,397,481	68.3	7.83	81.2	627
Total:	142	29,884,054	100.0	7.47	80.7	635
Max: 6.75 Min: 5.63 Wgt Avg: 6.55

Months to Rate Reset	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
1 - 3	1	278,076	0.9	7.50	80.0	663
16 - 18	2	468,372	1.6	9.50	90.0	600
19 - 21	79	15,284,387	51.1	7.44	80.8	628
22 - 24	52	11,965,311	40.0	7.46	80.4	643
31 - 33	3	883,799	3.0	7.24	88.0	637
34 - 36	1	142,789	0.5	7.63	80.0	655
37>=	4	861,320	2.9	7.37	69.6	664
Total:	142	29,884,054	100.0	7.47	80.7	635
Max: 58 Min: 3 Wgt Avg: 23

Maximum Rate (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
12.01-12.50	10	2,681,067	9.0	6.35	78.7	667
12.51 - 13.00	27	6,254,058	20.9	6.77	80.3	651
13.01 -13.50	48	11,094,843	37.1	7.33	78.8	639
13.51 -14.00	20	3,687,620	12.3	7.78	82.6	630
14.01 -14.50	16	2,812,919	9.4	8.33	78.3	608
14.51- 15.00	10	1,445,113	4.8	8.78	89.4	595
15.01 - 15.50	7	1,455,172	4.9	9.27	90.2	603
15.51 - 16.00	4	453,261	1.5	9.82	86.8	576
Total:	142	29,884,054	100.0	7.47	80.7	635
Max: 16.00
Min: 12.13
Wgt Avg: 13.47

Minimum Rate,(%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
6.01 - 6.50	10	2,681,067	9.0	6.35	78.7	667
6.51 - 7.00	27	6,254,058	20.9	6.77	80.3	651
7.01 - 7.50	48	11,094,843	37.1	7.33	78.8	639
7.51 - 8.00	20	3,687,620	12.3	7.78	82.6	630
8.01 - 8.50	16	2,812,919	9.4	8.33	78.3	608
8.51 -9.00	10	1,445,113	4.8	8.78	89.4	595
9.01 - 9.50	7	1,455,172	4.9	9.27	90.2	603
9.51 - 10.00	4	453,261	1.5	9.82	86.8	576
Total:	142	29,884,054	100.0	7.47	80.7	635
Max: 10.00
Min: 6.13
WgtAvg: 7.47

Initial Periodic Cap (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
3.00	142	29,884,054	100.0	7.47	80.7	635
Total:	142	29,884,054	100.0	7.47	80.7	635
Wgt Avg: 3.00

Subsequent Periodic Cap (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
1.00	142	29,884,054	100.0	7.47	80.7	635
Total:	142	29,884,054	100.0	7.47	80.7	635
Wgt Avg: 1.00

Interest Only Period (Months)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
0	173	26,976,085	78.1	7.91	81.9	628
60	27	7,564,992	21.9	7.06	80.9	666
Total:	200	34,541,077	100.0	7.72	81.7	636s